Exhibit 99.1

Akumin Reports the Results of its Annual General and Special Meeting

June 30, 2022 – Plantation, FL – Akumin Inc. (NASDAQ/TSX: AKU) (the “Company”) held its annual general and special meeting of shareholders (the “Meeting”) today, June 30, 2022, on a virtual meeting platform. A total 52,829,002 shares, representing approximately 59.0% of shares outstanding, were represented at the Meeting or by proxy at the Meeting.

Further to TSX reporting requirements, the voting in relation to the election of directors was conducted at the Meeting and the results were as follows:

Nominee	Vote For # (%)	Votes Withheld # (%)	Not Voted #
Thomas Davies	50,795,166 (99.93)	35,197 (0.07)	1,998,639
Stanley Dunford	50,795,366 (99.93)	34,997 (0.07)	1,998,639
Haichen Huang	50,549,811 (99.45)	280,552 (0.55)	1,998,639
Murray Lee	49,882,539 (98.14)	947,824 (1.87)	1,998,639
Paul Viviano	50,794,111 (99.93)	36,252 (0.07)	1,998,639
James Webb	50,795,366 (99.93)	34,997 (0.07)	1,998,639
James Wyper	50,794,366 (99.93)	35,997 (0.07)	1,998,639
Riadh Zine-El-Abidine	50,648,811 (99.64)	181,552 (0.36)	1,998,639

The appointment of Ernst & Young, LLP, as external auditors, as described in the Company’s management proxy circular dated May 17, 2022 (the “Circular”), was duly approved by the requisite number of votes.

In addition, the shareholders passed two special resolutions with the requisite number of votes. The first special resolution authorizes the Company’s board of directors, in its sole discretion, to change the Company’s jurisdiction of incorporation from the Province of Ontario, Canada, to the State of Delaware in the United States of America. The second special resolution authorizes the Company’s board of directors, in its sole discretion, to complete a consolidation, or reverse stock split, of all of the shares of the common stock of the Company on the basis of one new common share for up to every four old common shares. Each such special resolution is more particularly described in the Circular.

About Akumin

Akumin is a national leader in comprehensive outpatient radiology and oncology solutions and a partner of choice for U.S. hospitals, health systems and physician groups. Akumin provides fixed-site outpatient radiology and oncology services through a network of 234 owned and/or operated centers; as well as outpatient radiology and oncology solutions to approximately 1,000 hospitals and health systems across 48 states. Akumin combines clinical and operational expertise with the latest advances in technology and information systems to deliver patient-centered innovation, service standardization and exceptional healthcare value to its patients and partners. For more information, visit www.akumin.com.

For further information:

R. Jeffrey White

Investor Relations

1-866-640-5222

jeffrey.white@akumin.com

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